Exhibit 10.1

Confidential Treatment Requested

Under 17 C.F. R. §§ 200.80(b)(4),

200.83 and 240.24b-2

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (“License Agreement”) is entered into and made on March 1st, 2004 (the “Effective Date”) by and between: (a) on the one hand, SHIRE BIOCHEM INC. (“SBI”), a corporation organized and existing under the laws of Canada and wholly-owned subsidiary of Shire, having its principal office at 275 Armand-Frappier Boulevard, Laval, Quebec, Canada H7V 4A7; and (b) on the other hand, MAXIM PHARMACEUTICALS, INC. (“Maxim”), a corporation incorporated and existing under the laws of the State of Delaware, having its principal office at 8899 University Center Lane, Suite 400, San Diego, California 92122, U.S.A, and CYTOVIA, INC. (“Cytovia”), a corporation incorporated and existing under the laws of the State of Delaware and a wholly-owned subsidiary of Maxim, having the same principal office as Maxim (Maxim and Cytovia are hereinafter collectively referred to as “MPI”).  SBI and MPI are hereinafter collectively referred to as “Parties” or individually as a “Party.”

RECITALS

WHEREAS on July 10th, 2000 SBI (formerly BioChem Pharma Inc.) and Cytovia entered into a Research and License Agreement under which the Parties agreed to pursue research in order to design and characterize candidates for the purpose of then enabling SBI to develop such products (hereinafter the “Agreement”);

WHEREAS pursuant to said Agreement, Cytovia granted SBI an exclusive license to research, develop and commercially exploit Cytovia’s intellectual property relating to the Products, as more fully defined in the Agreement;

WHEREAS on June 17th, 2002, SBI formally advised MPI of its intention not to renew the Research Term of the Agreement;

WHEREAS the Parties have now further agreed to terminate all remaining rights and obligations under the Agreement and SBI, in furtherance thereof, has also agreed to assign and/or license to MPI rights it may own or share in the intellectual property conceived under the Research Program (as then defined in the Agreement) as more fully detailed herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the amount and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1          “Affiliate” means at the time of determination (i) any Person which is directly or indirectly controlled by any Party hereto; (ii) any Person which directly or indirectly controls any

Party hereto; or (iii) any Person which is under the direct or indirect control of any such Person as described in (i) or (ii).  “Control” shall in this context mean ownership of greater than fifty percent (50%) of the voting stock or other voting interests in the Person in question.  In any country of the Territory in which local law prohibits the ownership by MPI or SBI of greater than fifty percent (50%) of the voting stock or other voting interests of an entity, the entity shall be deemed an Affiliate if MPI or SBI owns the maximum percentage permitted by law, as long as such maximum percentage is at least thirty percent (30%).

1.2          “Agency” means any governmental regulatory authority responsible for granting Regulatory Approvals for the sale of Product.

1.3          “Control” or “Controlled” in the context of intellectual property rights means rights to intellectual property sufficient to grant the applicable license or sublicense under this License Agreement, without violating the terms of any agreement or other arrangement with any Third Party, provided that where a license or sublicense under this License Agreement shall be exclusive, if the granting Party does not have the right under a Third Party agreement entered into prior to the Effective Date to grant an exclusive license or sublicense, such license or sublicense shall be non-exclusive.

1.4          “Effective Date” has the meaning set forth in the first paragraph of this License Agreement.

1.5          “FDA” shall mean the United States Food and Drug Administration, or any successor thereto.

1.6          “Field” means the treatment of human diseases.

1.7          “GCP” means “Good Clinical Practices” as defined under applicable FDA rules and regulations and Guideline E-6 of the International Council of Harmonization.

1.8          “IND” means an “Investigational New Drug” application, as defined in the United States Food, Drug and Cosmetic Act, as amended, and applicable FDA rules and regulations or non-U.S. equivalent thereof in a Major Country.

1.9          “Initiation of Phase II Clinical Trials” means dosing of the first patient at the first site of Phase II Clinical Trials.

1.10        “Initiation of Phase III Clinical Trials” means dosing of the first patient at the first site of Phase III Clinical Trials.

1.11        “Joint Patent Rights” shall mean those Patents claiming inventions made jointly by one (1) or more employees or consultants of each Party or otherwise listed on Exhibit A hereto.  Joint Patent Rights as they exist as of the Effective Date are set forth on Exhibit A hereto.

1.12        “Launch” means the date of first commercial shipment of the Product by MPI, its Affiliates, distributors or sublicensees to Third Party customers in each respective country of the

Territory after the receipt of Regulatory Approval for the Product from the relevant Agency, as may be necessary in such country.

1.13        “Loss” has the meaning set forth in Section 7.1.

1.14        “Major Countries” means the following countries of the Territory:  [***].

1.15        “MPI Know-How” means all proprietary Technical Information owned or Controlled by MPI as of the Effective Date or during the term of this License Agreement and that relates to, or is necessary or useful for the design, synthesis, identification, research, development, manufacture, use or sale of Products.

1.16        “MPI Patent Rights” means all Patents in any country within the Territory which are owned or Controlled by MPI as of the Effective Date or during the term of this License Agreement that relate to, or are necessary or useful for the design, synthesis, identification, research, development, manufacture, use or sale of Products, including those Patents which claim a Product, formulation, process of manufacture, or method of use of such Product.  MPI Patent Rights as they exist as of the Effective Date are set forth on Exhibit B hereto.

1.17        “NDA” means a “New Drug Application,” as defined in the United States Food, Drug and Cosmetic Act, as amended, and applicable FDA rules and regulations, or any non-U.S. equivalent thereof.

1.18        “Net Sales” means the total gross sales (number of units shipped times the invoiced price per unit) to Third Parties representing sales invoiced by MPI and its Affiliates (but not Sublicensees) of the Product in the Territory, less deductions for the following to the extent actually paid or allowed:

(a)           sales and excise taxes and duties (including import duties) paid or allowed by a selling party and any other governmental charges imposed upon the manufacture or sale of the Product;

(b)           normal and customary trade, quantity and cash discounts (up to the amount normal and customary in the country of the Territory for early payment of invoices) and rebates, chargebacks and administrative fees (including rebates to social and welfare systems);

(c)           allowances, chargebacks and credits to Third Parties on account of rejected, damaged, outdated, returned, withdrawn or recalled Product or on account of retroactive price reductions affecting the Product;

(d)           amounts due to Third Parties on account of rebate payments, including Medicaid rebates; and

(e)           transport, freight, insurance, handling and distribution transportation charges and insurance through the whole distribution pipeline (e.g., from MPI through to the Third Party customer).

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In addition, MPI shall be entitled to deduct from Net Sales any receivables which are deemed to be uncollectible according to MPI’s internal accounting principles and generally accepted accounting principles consistently applied.  Such bad debt deduction shall be applied to Net Sales in the period in which such receivables are written off and shall be exclusive of any bad debt or uncollectible receivables of MPI or its Affiliates unrelated to the Products.

Sales between MPI and its Affiliates shall be excluded from the computation of Net Sales, but Net Sales shall include the first sales to Third Parties by any such Affiliates.  The supply of Product as commercial samples (in quantities customary within the pharmaceutical industry) or for use in clinical studies shall not be included within the computation of Net Sales.  Where (i) the consideration for the Product shall include any non-cash element; or (ii) the Product shall be transferred by MPI or an Affiliate in any manner other than an invoiced sale, the Net Sales applicable to any such transaction shall be deemed to be MPI’s average Net Sales for the applicable quantity of Product at that time.

If a Product is sold or provided as part of a system, package, or combination product or service that contains one or more other active ingredients or other parts that could be sold separately (each, a “Combination Product” and collectively, “Combination Products”), Net Sales shall be calculated by multiplying the Net Sales received by MPI or an Affiliate from the sale of Combination Products by the fraction A/B, where “A” is the fair market value of the Product when supplied or priced separately and “B” is the fair market value of the Combination Product.  In the event that no market price is available for the Product when supplied or priced separately, fair market value shall be determined in good faith by MPI and SBI.  In the event that SBI and MPI disagree regarding determination of fair market value, the Parties agree to submit such disagreement to arbitration in accordance with Section 14.5.

1.19        “Patent” (which term may be used either in the singular or plural form) means any patent and patent applications, and all additions, divisions, continuations, continuations in-part, pipeline protection, substitutions, reissues, extensions, registrations, patent term extensions, supplementary protection certificates and renewals of any of the above.

1.20        “Person” shall include a corporation, partnership or other entity.

1.21        “Phase I Clinical Trials” means “Phase 1” investigational studies as defined within 21 CFR 312.21 and other applicable regulations promulgated by the U.S. Department of Health and Human Services or FDA or non-U.S. equivalent thereof.

1.22        “Phase II Clinical Trials” means “Phase 2” investigational studies as defined within 21 CFR 312.21 and other applicable regulations promulgated by the U.S. Department of Health and Human Services or FDA or non-U.S. equivalent thereof.

1.23        “Phase III Clinical Trials” means “Phase 3” investigational studies as defined within 21 CFR 312.21 and other applicable regulations promulgated by the U.S. Department of Health and Human Services or FDA or non-U.S. equivalent thereof.

1.24        “Product” means any member of the class of substituted 4-H chromenes, analogs and derivatives thereof as described in Exhibit C hereto and any compound encompassed by the generic chemical formulae included in those Joint Patent Rights specifically set forth in Exhibit A, including all formulations and modes of administration thereof.

1.25        “Regulatory Approval” means the product license or marketing approval necessary as a prerequisite for marketing a Product in a particular country in the Territory, including any approval for price or reimbursement (hereinafter, “pricing approval”) as may be necessary or appropriate in such country.

1.26        “SBI Know-How” means all proprietary Technical Information owned or Controlled by SBI as of the Effective Date and that relates to, or is necessary or useful for the design, synthesis, identification, research, development, manufacture, use or sale of the Products as more fully appears from Exhibit D attached hereto.

1.27        “SBI Patent Rights” means all Patents in any country within the Territory which are owned or Controlled by SBI as of the Effective Date or during the term of this License Agreement that claim the manufacture, use or sale of a Product (including, without limitation, any formulation, process of manufacture, or method of use of such Product).  SBI Patent Rights as they exist as of the Effective Date are set forth on Exhibit E hereto.

1.28        “Sublicensee” shall mean a Third Party to whom MPI has granted rights pursuant to Section 2.1.1 beyond the mere right to purchase Product from MPI or its Affiliates.

1.29        “Sublicensing Fees” shall mean the amount actually paid to MPI or an Affiliate of MPI by a Sublicensee arising from the sublicense of the right to research, develop, make, have made, use, distribute for sale, promote, market, offer for sale, sell, have sold, import or export Products (each, a “Sublicense”).  Sublicensing Fees shall include up-front or license fees, milestone payments, royalties payable to MPI or its Affiliates by a Sublicensee based on such Sublicensee’s sale of Products, premiums above market price on sales of securities and any other payments in respect of a Sublicense but shall not include any payments tied directly to the provision of goods and services incurred and expensed at fair market value for such goods and services by MPI or its Affiliate to such Sublicensee (including research and development and manufacturing) to compensate MPI or its Affiliate for the provision of such goods and services, or payments for securities (other than premiums above market price).

1.30        “Technical Information” means all techniques and data and other know-how and technical information including inventions (whether or not patentable), improvements and developments, practices, methods, concepts, know-how, trade secrets, documents, computer data, source code, apparatus, clinical and regulatory strategies, test data, analytical and quality control data, manufacturing, patent data or descriptions, development information, drawings, specifications, designs, plans, proposals and technical data and manuals and all other proprietary information related to the Product.

1.31        “Territory” means all the countries of the world.

1.32        “Third Party” means any Person other than a Party to this License Agreement or an Affiliate.

1.33        “Valid Patent Claim” means a claim of an issued and unexpired Patent or a claim of a pending patent application within the MPI Patent Rights, SBI Patent Rights or Joint Patent Rights, which claim has not lapsed, been canceled, become abandoned, or been revoked or declared invalid or unenforceable by an unreversed and unappealable decision or judgment of a court or other governmental agency of competent jurisdiction, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.  For the purposes of this License Agreement, a claim of a pending patent application shall only be deemed a Valid Patent Claim for a period of five (5) years from the date of first publication of such application in those countries where applications are published or, in those countries where applications are not published, for a period of five (5) years from filing of such application.  If a claim of a pending patent application does not mature into an issued patent within the aforementioned five (5) year period of time, such a claim will no longer qualify as a Valid Patent Claim.

ARTICLE 2

LICENSE GRANTS

2.1          SBI License Grant.

2.1.1       Subject to the terms and conditions of this License Agreement, during the term of this License Agreement, SBI hereby grants to MPI an exclusive, worldwide, royalty-bearing license, including the right to grant sublicenses (which themselves may include the right to grant further sublicenses), under the SBI Patent Rights, the SBI Know-How and SBI’s interest in the Joint Patents, to research, develop, make and have made, use, distribute for sale, promote, market, offer for sale, sell, have sold, import and export Products in the Field.

2.1.2       The term “exclusive” as used in Section 2.1.1 shall operate to exclude all others, including SBI and its Affiliates, from the rights conferred by SBI pursuant to Section 2.1.1.  SBI shall not, during the term of this License Agreement, either itself or through any Affiliate, conduct any research, development or commercialization activities with respect to any Product or enter into any agreement with any Third Party with respect to research, development or commercialization of any Product.

2.1.3       All rights and licenses granted by MPI to SBI under MPI Patent Rights and MPI Know-How pursuant to the Agreement are hereby terminated and shall revert to MPI as of the Effective Date.

2.2          Transfer of SBI Know-How.

2.2.1       Concurrent with the execution of the License Agreement, SBI shall use commercially reasonable efforts to transfer to MPI the SBI Know-How related to the Product which will include, without limitation, Structure Activity Relationship (SAR) data and medicinal chemistry of the Product and the additional items listed on Exhibit E hereto.

ARTICLE 3

TERM

3.1          Term.  The term of this License Agreement shall commence on the Effective Date and unless sooner terminated by mutual agreement or pursuant to any other provision of this License Agreement shall expire, on a country-by-country basis upon the later of (i) expiration of the last to expire of the Valid Patent Claims covering the manufacture, use or sale of each Product in a particular country on a Product-by-Product basis or (ii) ten (10) years from Launch of the first Product in a particular country.

ARTICLE 4

REGULATORY ACTIVITIES, APPROVALS, and COMPLIANCE

4.1          Regulatory Activities and Approvals.

4.1.1       MPI shall be responsible for, either itself or through its designee, and fund all pre-clinical and non-clinical work, all clinical trials and all other regulatory matters relating to the Products, including all communications with the relevant Agencies with respect to the Products in the Territory.  MPI shall be responsible for the preparation, filing and prosecution of all INDs, as well as all other Agency filings for obtaining and maintaining Regulatory Approvals in the Territory.  MPI shall own all such filings and Regulatory Approvals during and after the term of this License Agreement.

4.1.2       MPI shall use commercially reasonable efforts to develop a Product or Products, obtain or have obtained Regulatory Approvals of such Product or Products in one or more of the Major Countries and, following said Regulatory Approval, market and sell or have marketed and sold such Product or Products in any Major Countries.  In furtherance of the above, MPI shall provide SBI on an annual basis with a reasonably detailed progress report outlining MPI’s efforts to develop a Product or Products, progress in obtaining Regulatory Approvals of such Products in any Major Countries.  Failure by MPI to provide SBI with the aforesaid progress report shall constitute a breach under this License Agreement.

ARTICLE 5

LICENSE PAYMENTS, CLINICAL TRIAL
AND REGULATORY APPROVAL MILESTONES; ROYALTIES AND REPORTS

5.1          Clinical Trial, Regulatory Approval and Commercialization Milestone Payments.  MPI shall make payments to SBI in U.S. dollars as set forth within the table below within thirty (30) days after the achievement of each of the respective clinical trial, regulatory approval, and commercialization milestones by MPI or its Affiliate in a Major Market where MPI has not granted development or commercialization rights with respect to Products to any Sublicensee, provided that, (i) [***] shall [***] be payable under this Section 5.1 (i.e., the maximum amount that may be payable pursuant to this Section 5.1 is [***]), notwithstanding the

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total number of Products developed or indications pursued or approved or the number of Major Markets in which any Product is developed or approved; and (ii) in the event that a Product shall be discontinued after any milestone shall have been paid, such milestone shall be credited against the milestone due for any Product subsequently pursued.  In the event that a subsequent milestone shall be triggered where a prior milestone has not been triggered (for example, Phase III trials shall be initiated without prior initiation of Phase II trials), then both milestones shall be payable upon the happening of the subsequent milestone.  For purposes of clarification, if any of the milestones set forth in this Section 5.1 is achieved by a Sublicensee, no milestone payment shall be due under this Section 5.1 with respect thereto.

MILESTONE	PAYMENT
1. First dosing of a human subject with a Product in a Major Market	[***]
2. Initiation of a Phase II Clinical Trial of a Product in a Major Market	[***]
3. Initiation of a Phase III Clinical Trial of a Product in a Major Market	[***]
4. Fist NDA filing for a Product in a Major Market	[***]
5. First commercial sale of a Product in a Major Market	[***]

5.2          Royalties.  In all countries of the Territory in which there exists a Valid Patent Claim that would, but for the license granted hereunder or under the Agreement, be infringed by the manufacture, use or sale of the Product as commercialized by MPI or its Affiliate (so long as any claim covering manufacture excludes others from selling the Product as commercialized by MPI or its Affiliate in the country in question), MPI shall pay to SBI (subject to the remaining terms and conditions of this Section 5.2) following Launch a royalty of [***] of Net Sales of the Product by MPI and its Affiliates (but not by Sublicensees) for so long as such a Valid Patent Claim shall exist in such country.  In all other countries, MPI shall pay to SBI a royalty of [***] of Net Sales of the Product by MPI and its Affiliates (but not by Sublicensees), for a maximum of ten (10) years following Launch.  In addition, such [***] royalty shall also apply with respect to a Product for the remainder of such ten (10) year period in any country where such a Valid Patent Claim covering manufacture, use or sale of such Product as commercialized by MPI or its Affiliate has expired prior to such ten (10) year period.

5.2.1       However, if the Valid Patent Claim arises from a pending patent application, then payments at the [***] royalty level shall only be required for a period of five (5) years from first publication, or, in those countries where governmental agencies do not

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publish patent applications, for a period of five (5) years from filing.  In the event that the said patent application does not mature into an issued patent within this five (5) year period of time, such a patent claim will no longer be deemed a Valid Patent Claim and SBI shall refund (or in lieu of such refund, MPI may set off such amount against any payments owed by MPI to SBI) one-half of any corresponding payments made at the [***] royalty rate so as to yield the rate of [***] of Net Sales of Product set forth above for countries where there is no Valid Patent Claim.  In the event that SBI opts for a set-off rather than an immediate refund of amounts owed to MPI, the amount owed shall accrue interest from the date due, and thus the set-off shall also include such interest to be computed for such unpaid amount on the last day of each calendar quarter (accruing quarterly) at the prime or other equivalent rate of Citibank for the last day of the calendar quarter, or the highest interest rate permissible under applicable law, whichever is lower.  In the event that a Valid Patent Claim covering the Product as commercialized by MPI or its Affiliate shall issue in a country where royalty was paid at the [***] level as a result of pendency of a patent application for more than five (5) years as provided herein, then MPI shall pay to SBI (taking into account any refunds made by SBI) the difference between the royalty payable at the [***] level and that paid at the [***] level for the period of the reduced royalty payments until issue of the Patent, together with interest on such amount at the prime or other equivalent rate of Citibank on the last day of each calendar quarter, or the highest interest rate permissible under applicable law, whichever is lower, until payment of such amount by MPI.

5.3          Sublicenses.  In the event that MPI or any of its Affiliates sublicenses to a Sublicensee its rights under the licenses granted by SBI, MPI shall pay SBI [***] of all Sublicensing Fees received by MPI or its Affiliate from such Sublicensee.

5.4          Payments and Royalty Report.  Payments due to SBI pursuant to Sections 5.2 and 5.3 shall be paid within forty five (45) days following the end of each calendar quarter in which MPI or any of its Affiliate makes Net Sales or receives Sublicensing Fees.  All such payments shall be accompanied by a report which sets forth for the preceding calendar quarter the following information:

(a)           total Net Sales of Products sold in the Territory during such period;

(b)           deductions applicable to determining the Net Sales;

(c)           the exchange rate(s) used to determine amounts owing hereunder;

(d)           the amount of royalties due pursuant to Section 5.2; and

(e)           Sublicensing Fees.

If no payments are due to SBI for any reporting period following Launch, the written report shall so state.

5.5          Currency of Payment.  All payments to be made under this License Agreement shall be made in U.S. dollars.  Net Sales outside the United States shall be first determined in the currency in which they are earned and shall then be converted into an amount in U.S. dollars

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using the noon buying rate as published in the Wall Street Journal for the last day of the calendar quarter for which such payment is being determined.

5.6          MPI Accounting Obligations and SBI Audit Rights.  MPI shall keep accurate records for a period of at least five (5) years (or such longer period as may correspond to MPI’s internal records retention policy) for each reporting period during the term of this License Agreement and in which sales of Products occur showing sales of Products in sufficient detail to enable the reports provided under Section 5.4 to be verified.  SBI shall have the right, for a period of three (3) years after receiving any report or statement with respect to Net Sales to appoint an independent certified public accountant to inspect the relevant records of MPI to verify such report or statement.  MPI shall make its records available for inspection by such independent certified public accountant during regular business hours at such place or places where such records are customarily kept, upon reasonable notice, solely to verify the accuracy of the reports and payments.  Such inspection right shall not be exercised more than once in any calendar year.  Any examination by an independent accounting firm under this Section is to be made at the expense of SBI, except that if the results of the audit reveal that MPI has underpaid SBI by ten percent (10%) or more in any calendar year, then the audit fees shall be paid by MPI.  Any such discrepancies shall be promptly corrected by payment by MPI to SBI.  The accounting firm shall execute a confidentiality agreement reasonably acceptable to MPI prior to any such audit limiting the information to be provided to SBI to the numerical summary of royalties due and paid and prohibiting any disclosure to Third Parties.

5.7          Late Payments.  In the event that any payment, including, without limitation, royalty and milestone payments and payments with respect to Sublicensing Fees, due hereunder is not made when due, the payment shall accrue interest from the date due, which interest shall be computed for such unpaid amounts on the last day of each calendar quarter (accruing quarterly) at the prime or other equivalent rate of Citibank for the last day of the calendar quarter plus [***] or the highest interest rate permissible under applicable law, whichever is lower.  The payment of such interest shall not limit SBI from exercising any other rights it may have as a consequence of the lateness of any payment.

5.8          Exchange Control.  If at any time legal restrictions prevent the prompt remittance of part or all of royalties owed by MPI to SBI hereunder with respect to any country in the world where the Product is sold, payment shall be made through any lawful means or methods that may be available as MPI shall reasonably determine.

5.9          Withholding Taxes.  MPI or its Affiliates shall be entitled to deduct from its payments to SBI the amount of any withholding taxes required to be withheld by MPI or its Affiliates to the extent MPI or its Affiliates pay to the appropriate governmental authority on behalf of SBI such taxes.  MPI shall deliver to SBI, upon SBI’s request, proof of payment of all such taxes and the appropriate documentation which is necessary to obtain a tax credit, to the extent such tax credit can be obtained.  Each Party shall provide assistance to the other Party in seeking any benefits available to such Party with respect to government tax withholdings by any relevant law or double tax treaty.

5.10        Discontinued Product.  In the event that MPI shall in its discretion, discontinue development of a Product that has been designated a candidate drug by MPI, then upon request

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by SBI, and provided that such discontinued Product is not similar to or otherwise competitive with a Product still under development by MPI, the Parties shall negotiate in good faith terms for the return of rights in such Product to SBI, which shall include provision to SBI of data relating to such Product developed by MPI.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

6.1          SBI’s Representations and Warranties.  SBI hereby represents and warrants the following to MPI:

6.1.1       SBI (i) is a corporation duly organized, validly existing, and in good standing under the laws of Canada, with its principal place of business as indicated in the first paragraph of this License Agreement; (ii) is duly qualified as a corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, where the failure to be so qualified would have a material adverse effect on the financial condition of SBI or the ability of SBI to perform its obligations hereunder; (iii) has the requisite corporate power and authority and the legal right to conduct its business as now conducted; (iv) has all necessary licenses, permits, consents, or approvals from or by, and has made all necessary notices to, all governmental authorities having jurisdiction, to the extent required for such ownership and operation; and (v) is in compliance with its certificate of incorporation and bylaws.

6.1.2       The execution, delivery and performance of this License Agreement by SBI and all instruments and documents to be delivered by SBI hereunder: (i) are within the corporate power of SBI; (ii) have been duly authorized by all necessary or proper corporate action; (iii) are not in contravention of any provision of the certificate of incorporation or bylaws of SBI; (iv) will not violate the terms of any indenture, mortgage, deed of trust, lease, agreement, or other instrument to which SBI is a party or by which SBI or any of its property is bound, which violation would have a material adverse effect on the financial condition of SBI or on the ability of SBI to perform its obligations hereunder; and (v) do not require any filing or registration with or the consent or approval of, any governmental body, agency, authority or any other person.

6.1.3       This License Agreement has been duly executed and delivered by SBI and constitutes a legal, valid and binding obligation of SBI, enforceable against SBI in accordance with its terms, except as such enforceability may be limited by applicable insolvency and other laws affecting creditors’ rights generally or by the availability of equitable remedies.

6.1.4       SBI follows reasonable commercial practices common in the industry to protect its proprietary and confidential information, including requiring its employees, consultants and agents to be bound in writing by obligations of confidentiality and non-disclosure and requiring its employees, consultants and agents to assign to it any and all inventions and discoveries discovered by such employees, consultants and/or agents made within the scope of, and during their employment, and only disclosing proprietary and confidential information to the Third Parties pursuant to written confidentiality and non-disclosure agreements.

6.1.5       SBI has not previously assigned, transferred, conveyed, licensed or otherwise granted a Third Party any right, title or interest in its rights in the MPI Patent Rights, MPI Know-How, Joint Patent Rights, SBI Patent Rights or SBI Know-How.

6.1.6       SBI has not received written notice from any Third Party alleging that the practice of the MPI Patent Rights, MPI Know-How, Joint Patent Rights, SBI Patent Rights or SBI Know-How infringes or may infringe any intellectual property rights owned or possessed by such Third Party.

6.1.7       There are no claims, judgments or settlements against or owed by SBI, or claims or litigation against SBI pending or threatened in writing, relating to SBI’s ownership of Joint Patent Rights, SBI Patent Rights or SBI Know-How.

6.1.8       SBI has provided MPI with a true and complete list of the Joint Patent Rights and SBI Patent Rights existing as of the Effective Date.

6.2          MPI’s Representations and Warranties.  MPI hereby represents and warrants the following to SBI:

6.2.1       MPI (i) is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with its principal place of business as indicated in the first paragraph of this License Agreement; (ii) is duly qualified as a corporation and in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, where the failure to be so qualified would have a material adverse effect on the financial condition of MPI or the ability of MPI to perform its obligations hereunder; (iii) has the requisite corporate power and authority and the legal right to conduct its business as now conducted; (iv) has all necessary licenses, permits, consents, or approvals from or by, and has made all necessary notices to, all governmental authorities having jurisdiction, to the extent required for such ownership and operation; and (v) is in compliance with its certificate of incorporation and bylaws.

6.2.2       The execution, delivery and performance of this License Agreement by MPI and all instruments and documents to be delivered by MPI hereunder: (i) are within the corporate power of MPI; (ii) have been duly authorized by all necessary or proper corporate action; (iii) are not in contravention of any provision of the certificate of incorporation or bylaws of MPI; (iv) will not violate the terms of any indenture, mortgage, deed of trust, lease, agreement, or other instrument to which MPI is a party or by which MPI or any of its property is bound, which violation would have a material adverse effect on the financial condition of MPI or on the ability of MPI to perform its obligations hereunder; and (v) do not require any filing or registration with or the consent or approval of, any governmental body, agency, authority or any other person.

6.2.3       This License Agreement has been duly executed and delivered by MPI and constitutes a legal, valid and binding obligation of MPI, enforceable against MPI in accordance with its terms, except as such enforceability may be limited by applicable insolvency and other laws affecting creditors’ rights generally or by the availability of equitable remedies.

6.2.4       MPI follows reasonable commercial practices common in the industry to protect its proprietary and confidential information, including requiring its employees, consultants and agents to be bound in writing by obligations of confidentiality and non-disclosure and requiring its employees, consultants and agents to assign to it any and all inventions and discoveries discovered by such employees, consultants and/or agents made within the scope of, and during their employment, and only disclosing proprietary and confidential information to the Third Parties pursuant to written confidentiality and non-disclosure agreements.

6.2.5       MPI has not previously assigned, transferred, conveyed, licensed or otherwise granted a Third Party any right, title or interest in its rights in the MPI Patent Rights, MPI Know-How, Joint Patent Rights, SBI Patent Rights or SBI Know-How.

6.2.6       MPI has not received written notice from any Third Party alleging that the practice of the MPI Patent Rights, MPI Know-How, Joint Patent Rights, SBI Patent Rights or SBI Know-How infringes or may infringe any intellectual property rights owned or possessed by such Third Party.

6.2.7       There are no claims, judgments or settlements against or owed by MPI, or claims or litigation against MPI pending or threatened in writing, relating to MPI’s ownership of Joint Patent Rights, MPI Patent Rights or MPI Know-How.

6.2.8       MPI has provided SBI with a true and complete list of the MPI Patent Rights existing as of the Effective Date.

ARTICLE 7

INDEMNIFICATION

7.1          Indemnification.  Each Party (the “Indemnifying Party”) agrees to indemnify and hold forever harmless the other Party and its Affiliates and each of their agents, directors, officers and employees from and against any loss, damage, action, proceeding, cost, expense or liability (including reasonable attorneys’ fees) (collectively, “Loss”) arising from or in connection with: the breach or inaccuracy of any representations or warranties made by the Indemnifying Party in this License Agreement.

7.2          Third Party Product Liability Claims.  MPI agrees to indemnify and hold forever harmless SBI and its Affiliates and each of their agents, directors, officers and employees from and against any Loss arising from or in connection with Third Party product liability claims related to the development, manufacture, packaging, labeling, handling, storage, transportation, use, distribution, promotion, marketing and sale of any product by MPI or any of its Affiliates, distributors, sublicensees or agents.

7.3          Procedure.  The indemnities set forth in this Article 7 are subject to the condition that the Party seeking indemnity shall forthwith notify the Indemnifying Party on being notified or otherwise made aware of a suit, action or claim and that the Indemnifying Party defend and control any proceedings with the other Party being permitted to participate at its own expense (unless there shall be a conflict of interest which would prevent representation by joint counsel, in which event the Indemnifying Party shall pay for the other Party’s counsel); provided that the Indemnifying Party may not settle the suit or otherwise consent to any judgment in such suit without the written consent of the Indemnified Party (such consent not to be unreasonably withheld).  The Parties shall cooperate in the defense of any Third Party claim.

7.4          Payment.  Without in any way limiting SBI’s indemnification obligations pursuant to this Article 7 or any other remedies MPI may have, if SBI shall not fully compensate MPI as required pursuant to its indemnification obligations under this Article 7, until such time as SBI shall do so, MPI shall have the right to credit the remaining balance owed to MPI against the royalties and other payments payable to SBI under this License Agreement, and if this License Agreement terminates or expires prior to SBI fully compensating MPI or SBI is no longer receiving royalties or other payments under this License Agreement, such remaining balances owed to MPI pursuant to this Article 7 shall continue to be due and payable in full.  Without in any way limiting either Party’s indemnification obligations pursuant to this Article 7 or any other remedies a Party may have, if the other Party shall not fully compensate the other Party as required pursuant to its indemnification obligations pursuant to this Article 7, the Party shall pay the other Party interest to be computed for such unpaid amount on the last day of each calendar quarter (accruing quarterly) at the prime or other equivalent rate of Citibank for the last day of the calendar quarter plus [***] or the highest interest rate permissible under applicable law, whichever is lower.

7.5          Limits on Indemnification.  Notwithstanding the general indemnification provisions at Section 7.1 or with respect to Section 7.2 of this License Agreement, the Parties have agreed to apportion their respective liabilities as follows:

7.5.1       SBI shall be responsible for any Losses of MPI resulting from an act or omission of SBI committed prior to the Effective Date.

7.5.2       MPI shall be responsible for any Losses of SBI resulting from an act or omission of MPI, whether committed prior to or after the Effective Date (including, without limitation, any such Losses arising out of Third Party claims that MPI’s practice of the Joint Patent Rights infringes or misappropriates the intellectual property rights of such Third Party).

7.6          Disclaimer Concerning Technology.  Except as expressly provided in Article 6 of this License Agreement, THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED “AS IS,” AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO.  Except as expressly provided in Article 6, each Party disclaims any implied warranty as to the noninfringement of the intellectual property rights of Third Parties.

***Confidential Treatment Requested

7.7          DISCLAIMER.  EXCEPT AS PROVIDED IN THIS ARTICLE 7, NEITHER PARTY SHALL BE LIABLE TO THE OTHER UNDER THIS LICENSE AGREEMENT FOR ANY SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES, INCLUDING ANY LOSS OF PROFITS OR LOSS OF ANY BUSINESS OPPORTUNITY.

ARTICLE 8

NON-DISCLOSURE

8.1          Nondisclosure.

8.1.1       During the term of this Agreement and for seven (7) years thereafter without regard to the means of termination, neither SBI nor MPI shall use, for any purpose other than the purpose of this Agreement, reveal or disclose to any Third Party information and materials disclosed by the other Party (whether prior to or during the term of this Agreement), and marked as confidential or which the receiving Party knows or has reason to know are or contain trade secrets or other proprietary information of the other Party, including information provided by a Party to another Party prior to the Effective Date (“Confidential Information”) without first obtaining the written consent of the other Party, except (i) as may be required for securing Regulatory Approval, including pricing approval in the Territory or as may otherwise be required to be disclosed to an Agency in the Territory; or (ii) as required by law or court order (subject to seeking confidential treatment where available and prior notification to the disclosing Party); or (iii) as required in connection with any filings made with, or by the disclosure policies of a major stock exchange (subject to seeking confidential treatment where available; or (iv) MPI shall have the right to provide Confidential Information of SBI to MPI’s Affiliates and MPI’s and its Affiliates’ Sublicensees, distributors and partners (and to their potential Sublicensees, distributors and partners) for use consistent with the purposes and terms of the License Agreement.  This confidentiality obligation shall not (a) apply to such information which is or becomes a matter of public knowledge; (b) is already in the possession of the receiving Party (other than as a result of prior disclosure by the disclosing Party pursuant to the Agreement); (c) is disclosed non-confidentially to the receiving Party by a Third Party having the right to do so; (d) is subsequently and independently developed by employees of the receiving Party or Affiliates thereof who had no knowledge of the Confidential Information disclosed.  The Parties shall take reasonable measures to assure that no unauthorized use or disclosure is made by others to whom access to such information is granted.

8.1.2       MPI and SBI agree to limit the disclosure of any Confidential Information received hereunder to such of its employees and consultants and its Affiliates and with respect to SBI, SBI’s and its Affiliates’ sublicensees, distributors and partners ( and to their potential sublicensees, distributors and partners) as are necessary to carry out the provisions of this Agreement and who are likewise bound by written obligations of confidentiality which are comparable to, or more stringent than, the provisions of Section 8.1.;

8.2          Press Releases and Public Announcements.  It is understood that either Party may, subject to the terms and conditions of this Section, issue a press release announcing the execution of this Agreement as well as subsequent press releases relating to the Agreement or activities thereunder.  The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press releases prior to the issuance thereof.  Either Party may issue such press releases (after providing three weeks advance written notice as to text and timing of such release) as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations or for appropriate market disclosure.  In addition, following the initial press release announcing this Agreement, either Party shall be free to disclose, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

8.3          Termination.  The Parties agree that if this Agreement is terminated, neither Party shall disclose to any Third Party any reason for not proceeding without the express written consent of the other Party, and the Parties shall agree on statements for public disclosure, such agreement not to be unreasonably withheld or delayed.

ARTICLE 9

TRADEMARKS

9.1          MPI Trademarks.  MPI shall have the right to select and shall own and pay for all trademarks, service marks, designs and trade dress used by MPI or its Affiliates or their distributors or sublicensees in connection with the Products in each country of the Territory.

ARTICLE 10

PATENT PROSECUTION AND MAINTENANCE

10.1        Patent Prosecution and Maintenance.  MPI shall be responsible for the preparation, filing, prosecution and maintenance of all MPI Patent Rights and Joint Patent Rights at MPI’s sole expense.  SBI shall be responsible for the preparation, filing, prosecution and maintenance of all SBI Patent Rights at SBI’s sole expense.

10.1.1     MPI shall consult with SBI as to the preparation, filing, prosecution and maintenance of Joint Patent Rights reasonably prior to any deadline or action with the U.S. Patent & Trademark Office or any foreign patent office, and shall furnish to SBI copies of all relevant documents reasonably in advance of such consultation.  In the event that MPI desires to abandon any Joint Patent Right, or if MPI later declines responsibility for any Joint Patent Right, MPI shall provide reasonable prior written notice to SBI of such intention to abandon or decline responsibility (which notice shall, in any event, be given no later than 60 days prior to the next deadline for any action that may be taken with respect to such Joint Patent with the U.S. Patent & Trademark Office or any foreign patent office), and SBI shall have the right, at its expense, to prepare, file, prosecute, and maintain such Joint Patent Right.  If SBI elects to prepare, file, prosecute, and maintain such Joint Patent Right, MPI shall cease to have an exclusive license to such Joint Patent Right under this Agreement, but each Party shall continue to own its one-half undivided interest in such Joint Patent Right.

10.1.2     SBI shall consult with MPI as to the preparation, filing, prosecution and maintenance of SBI Patent Rights reasonably prior to any deadline or action with the U.S. Patent

& Trademark Office or any foreign patent office, and shall furnish to MPI copies of all relevant documents reasonably in advance of such consultation.  In the event that SBI desires to abandon any SBI Patent Right, or if SBI later declines responsibility for any SBI Patent Right, SBI shall provide reasonable prior written notice to MPI of such intention to abandon or decline responsibility (which notice shall, in any event, be given no later than 60 days prior to the next deadline for any action that may be taken with respect to such SBI Patent with the U.S. Patent & Trademark Office or any foreign patent office), and MPI shall have the right, at its expense, to prepare, file, prosecute, and maintain such SBI Patent Right.

ARTICLE 11

INFRINGEMENT OF THIRD PARTY PATENTS; ENFORCEMENT

11.1        Enforcement of SBI Patent Rights and Joint Patent Rights.

11.1.1     Upon learning of any infringement of an MPI Patent Right, SBI Patent Right or Joint Patent Right by a Third Party in the Territory, SBI or MPI, as the case may be, shall promptly provide notice to the other Party in writing of the fact and shall supply the other Party with all evidence possessed by the notifying Party pertaining to said infringement.

11.1.2     MPI Patent Rights.  MPI shall have the first right to bring and control any action or proceeding with respect to infringement of any MPI Patent Right at its own expense and by counsel of its own choice.  With respect to infringement of any MPI Patent Right that is likely to have a material adverse effect on any Product being developed or commercialized by MPI, its Affiliates or its Sublicensees with respect to which SBI is entitled to royalty or other payments hereunder, SBI shall have the right, at its own expense, to be represented in any such action by counsel of its own choice, and if MPI fails to bring an action or proceeding within (a) 60 days following the notice of alleged infringement or (b) 10 days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, SBI shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and MPI shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

11.1.3     SBI Patent Rights.  SBI shall have the first right to bring and control any action or proceeding with respect to infringement of any SBI Patent Right at its own expense and by counsel of its own choice.  With respect to infringement of any SBI Patent Right that is likely to have a material adverse effect on any Product being developed or commercialized by MPI, its Affiliates or its Sublicensees, MPI shall have the right, at its own expense, to be represented in any such action by counsel of its own choice, and if SBI fails to bring an action or proceeding within (a) 60 days following the notice of alleged infringement or (b) 10 days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, MPI shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and SBI shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

11.1.4     Joint Patent Rights.  MPI shall have the first right to bring and control any action or proceeding with respect to infringement of any Joint Patent Right at its own expense and by counsel of its own choice, and SBI shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.  If MPI fails to bring an action or proceeding within (a) 60 days following the notice of alleged infringement or (b) 10 days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, SBI shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and MPI shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

11.1.5     In the event a Party brings an infringement action in accordance with this Section 11.1, the other Party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party.  The Party controlling any such action may not settle or consent to an adverse judgment without the express written consent of the non-controlling Party (such consent not to be unreasonably withheld or delayed).  Except as otherwise agreed to by the Parties as part of a cost-sharing arrangement, any recovery realized as a result of such litigation, after reimbursement of any litigation expenses of MPI and SBI, shall be retained by the Party that brought and controlled such litigation for purposes of this License Agreement, except that any recovery realized by MPI as a result of such litigation, after reimbursement of the Parties’ litigation expenses, shall, to the extent attributable to lost sales with respect to Products, be treated as Net Sales for purposes of this License Agreement.

11.2        Infringement of Third Party Rights.  Each Party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either of the Parties pursuant to this License Agreement infringes or may infringe the intellectual property rights of such Third Party.  MPI shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by MPI’s activities at its own expense and by counsel of its own choice, and SBI shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.  SBI shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by SBI’s activities at its own expense and by counsel of its own choice, and MPI shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.  Neither Party shall have the right to settle any patent infringement litigation under this Section 11.2 in a manner that diminishes the rights or interests of the other Party without the written consent of such other Party (which shall not be unreasonably withheld or delayed).

ARTICLE 12

TERMINATION

12.1        Early Termination.

12.1.1     If MPI commits a material breach of any material term or condition of this License Agreement solely as a result of MPI’s failure to pay SBI amounts owed to SBI (provided that neither the amount or the obligation to pay such amount is in dispute between the Parties), and MPI fails to cure such breach within thirty (30) days after receiving written notice of the breach from SBI, SBI shall have the right to terminate this License Agreement upon written notice to MPI at the end of such thirty (30) day period for MPI’s uncured breach.  In the event of any dispute as to any amount payable to SBI, MPI shall pay the full amount not in dispute and the dispute regarding the remaining amount shall be submitted to arbitration pursuant to Section 14.5.

12.1.2     If either Party commits a material breach of any material term or condition of this License Agreement (except as set forth in Section 12.1.1), the non-breaching Party may give the other Party written notice of the breach, and if the breach is not cured within sixty (60) days after receiving written notice of the breach, the non-breaching Party shall have the right to submit the matter to arbitration pursuant to Section 14.5 for resolution within thirty (30) days of the end of such sixty (60) day period by giving the other Party written notice requesting arbitration within such thirty (30) day period.  The Parties shall continue to perform their obligations hereunder during the pendency of such arbitration, except to the extent mutually agreed otherwise by the Parties or except as directed by the arbitrators.  The arbitrators’ decision shall be binding upon the Parties except that in no event shall the arbitrators have the power or authority to terminate this License Agreement.

ARTICLE 13

EXPIRATION; EFFECT OF TERMINATION

13.1        Expiration.  Upon expiration of this License Agreement (either in its entirety or with respect to any country), MPI shall continue to have the right, itself and/or through or with its Affiliates or any of their designees, to develop, have developed, make, have made, use, distribute, offer for sale, import, export and sell Products in such country or countries with respect to which this License Agreement has expired and shall have a fully paid-up, non-exclusive, irrevocable license in such countries under the rights licensed to MPI pursuant to Article 2.

13.2        Effect of Expiration or Termination.  Except as otherwise expressly set forth in this License Agreement, upon expiration or termination of this License Agreement, all rights, licenses, properties and interests granted by each Party to the other Party shall immediately revert to and become fully vested in the granting Party, and the other Party shall return to it all documents and any Confidential Information supplied to it or its Affiliates by the other Party.  Without limiting the generality of the foregoing, each Party will have the right to practice the Joint Patent Rights without the consent of, or any obligation to account to, the other Party for such practice.

13.3        Survivability.  Expiration or termination of this License Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination, including, without limitation, either Party’s obligations to pay any amount accruing to the other Party under the provisions of this License Agreement while it was in effect.  Further, the expiration or termination of this License Agreement shall not affect any rights and obligations of the Parties under this License Agreement which are intended by the Parties to survive such termination.  Without limiting the generality of the foregoing, the following provisions of this License Agreement shall survive expiration or termination hereof:  Articles 7, 8, 10, 11, 13 and 14.

13.4        No Damages on Termination.  Neither Party shall be entitled to any compensation whatsoever as a result of termination of this License Agreement, but without limiting either Party’s damages for any breach of this License Agreement.

ARTICLE 14

MISCELLANEOUS

14.1        Force Majeure.  If either Party is prevented from complying, either totally or in part, with any of the terms or provisions of this License Agreement, by reason of force majeure, including, but not limited to fire, flood, earthquake, explosion, storm, strike, lockout or other labor trouble, riot, war, rebellion, accident, acts of God and/or any other cause or externally induced casualty beyond its reasonable control, whether similar to the foregoing matters or not, then, upon written notice by the Party liable to perform to the other Party, the requirements of this License Agreement or such of its provisions as may be affected, and to the extent so affected, shall be suspended during the period of such disability.

14.2        No Assignment.  Neither Party shall, without the prior written consent (not to be unreasonably withheld) of the other Party having been obtained, assign or transfer this License Agreement to any Person, provided, however, that each Party may assign or transfer this License Agreement to any successor by merger or sale of stock of such Party or its business unit to which this License Agreement relates, or upon a sale of all or substantially all of such Party’s assets, without the prior written consent of the other Party hereto (provided that, in the event of any such merger or stock or asset sale, no intellectual property rights of a Third Party involved in such transaction will be included in the technology licensed hereunder).  Notwithstanding the foregoing, either Party shall be permitted to perform this License Agreement, in whole or in part, through an Affiliate of such Party or assign this License Agreement, in whole or in part, to an Affiliate of such Party, so long as the assigning Party shall remain liable for performance by such Affiliate.  This License Agreement shall be binding upon and shall inure to the benefit of the Parties and their successors and permitted assigns.

14.3        Notices.  Any notices required or permitted to be given hereunder shall be in writing in the English language and shall be delivered in person or by DHL, Federal Express (or other courier service requiring signature upon receipt) or sent by air mail, postage prepaid, or facsimile (confirmed by a telephone conversation with the recipient) to the addresses set forth below.  The Parties may change the address at which notice is to be given by giving notice to the other Party as herein provided.  All notices shall be deemed effective upon receipt by the Party to whom it is addressed.

If to MPI:

Maxim Pharmaceuticals, Inc.

8899 University Center Lane

Suite 400

San Diego, California 92122

U.S.A.

Attention:  Finance Department

Fax:  (858) 453-5005

Phone:  (858) 453-4040

If To SBI:

Shire BioChem Inc.

275 Armand-Frappier Boulevard

Laval, Quebec, Canada   H7V 4A7

Attention:  Legal Affairs

Fax:  (450) 978-7739

Phone:  (450) 978-7768

14.4        Governing Law.  This License Agreement and its execution, validity and interpretation shall be governed in all respects in accordance with the laws of the State of New York, the United States of America, other than its conflict of law rules except for Section 5-1401 of the New York General Obligations Law.  The Parties expressly exclude any application of the United Nations Convention on Contract for the Sale of Goods to this License Agreement.

14.5        Dispute Resolution.

14.5.1     The Parties shall initially attempt in good faith and best efforts to resolve any significant controversy, claim, or dispute arising out of or relating to this License Agreement or any significant breach thereof (hereinafter collectively referred to as a “Dispute”) through face-to-face negotiations between the Senior Executive Officers of SBI and MPI.  If the Dispute is not resolved within thirty (30) days (or such other period of time mutually agreed upon by the Parties) of commencing such face-to-face negotiations, or if the Party against which a claim has been asserted refuses to attend such negotiations or does not otherwise participate in such negotiations within thirty (30) days (or such other period of time mutually agreed upon by the Parties) from the date of notice of a Dispute, then the Parties agree to mediation with a mutually agreed mediator.  If the mediation of such Dispute does not commence within thirty (30) days (or such other period of time mutually agreed upon by the Parties) of the end of such face-to-face negotiations, or if the Dispute is not resolved within thirty (30) days (or such other period of time mutually agreed upon by the Parties) of commencing such mediation, or if the Party against which a claim has been asserted refuses to attend either face-to-face negotiations or such mediation, or the Parties are unable to agree upon a mediator, then the Parties agree to submit the Dispute to arbitration as provided herein.  Unless otherwise mutually agreed by the Parties, only if the Dispute is not resolved through face-to-face negotiations or mediation as set forth above in this Section 14.5, may a Party resort to arbitration.

14.5.2     Except as provided in this Section 14.5, all Disputes relating in any way to this License Agreement shall be resolved exclusively through arbitration conducted under the auspices of the Center for Public Resources (“CPR”) pursuant to CPR’s Model ADR Procedure: Non-Administered International Arbitration Rules and Commentary.  The arbitration shall be conducted in the English language before three (3) arbitrators, one selected by each Party and the third to be selected by the other two.  Unless otherwise mutually agreed by the Parties, any arbitration brought hereunder shall be brought only and exclusively in New York, New York.  The arbitrators shall hear evidence by each Party and resolve each of the issues identified by the Parties.  The arbitrators shall render a formal, binding non-appealable resolution and award on each issue as expeditiously as possible, but not more than fifteen (15) business days after the hearing.  In any arbitration, the prevailing Party shall be entitled to reimbursement of its reasonable attorneys’ fees and the Parties shall use all reasonable efforts to keep arbitration costs to a minimum.

14.5.3     In no event shall the arbitrators have the power or authority to terminate this License Agreement in whole or in part.

14.5.4     Nothing in this License Agreement shall be deemed as preventing either Party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of the dispute as necessary to protect either Party’s intellectual property.

14.6        Interpretation.  This License Agreement is executed in the English language.  This License Agreement shall be deemed to comprise the language mutually chosen by the Parties, has been prepared jointly and no rule of strict construction shall be applied against either Party.  In this License Agreement, the singular shall include the plural and vice versa and the word “including” shall be deemed to be followed by the phrase “without limitation”.  Les parties reconnaissent leur volonté expresse que la présente convention ainsi que tous les documents et conventions qui s’y rattachent directment ou indirectment soient rédigés en langue anglaise.

14.7        Severability.  In the event that any provision of this License Agreement shall be held to be unenforceable, invalid or in contravention of applicable law, such provision shall be of no effect, and the Parties shall negotiate in good faith to replace such provision with a provision which effects to the extent possible the original intent of such provision.

14.8        Complete Agreement.  This License Agreement together with all Exhibits hereto, supersedes all prior understandings, agreements, representations and warranties between the Parties, oral or written with respect to the present subject matter, and comprises the complete agreement between the Parties with respect to the present subject matter.  For the avoidance of any doubt, this License Agreement supercedes and cancels the Research and License Agreement between the Parties hereto dated July 10th, 2000.  In consequence of the termination of the Agreement, the Parties release and discharge each other of any and all liabilities, obligation or cause of action with regards to said Agreement.

14.9        Modifications.  No terms or provisions of this License Agreement shall be varied or modified by any prior or subsequent statement, conduct or act of either of the Parties, except that the Parties may amend this License Agreement by written instruments specifically referring to this License Agreement and executed by a duly authorized officer of each of the Parties.

14.10      No Agency.  Neither Party shall by virtue of this License Agreement have any power to bind the other to any obligation nor shall this License Agreement create any relationship of agency, partnership or joint venture or any fiduciary relationship.

14.11      No Waiver.  No term or condition of this License Agreement shall be considered waived unless reduced to writing and duly executed by a duly authorized officer of the waiving Party.  Any waiver by any Party of a breach of any term or condition of this License Agreement will not be considered as a waiver of any subsequent breach of this License Agreement, of that term or condition or any other term or condition hereof.

14.12      Rights in Bankruptcy.  All rights and licenses granted under or pursuant to this License Agreement by a Party (the “Grantor”) are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code.  The Parties agree that the Party to which such licenses are granted (the “Grantee”), as licensee of such rights under this License Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code.  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against the Grantor under the U.S. Bankruptcy Code, the Grantee will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, will be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon its written request therefor, unless the Grantor elects to continue to perform all of its obligations under this License Agreement, or (ii) if not delivered under (i) above, following the rejection of this License Agreement by or on behalf of the Grantor upon written request therefor by the Grantee.

14.13      Counterparts.  The Agreement may be executed simultaneously in one or more counterparts, each one of which need not contain the signature of more than one Party but such counterparts taken together shall constitute one and the same agreement.

14.14      IN WITNESS WHEREOF, the Parties have executed this License Agreement as of the date first above written.

MAXIM PHARMACEUTICALS, INC.		SHIRE BIOCHEM INC.

By:	/s/ Dale A. Sander	By:	/s/ Richard Bethell
Name: Dale A. Sander		Name: Richard Bethell
Title: VP, Corporate Development		Title: Vice President, Therapeutic Research

Date	2 March 2004	Date: 2004-March-01

CYTOVIA, INC.

By:	/s/ Larry G. Stambaugh
Name: Larry G. Stambaugh
Title: Chief Executive Officer

Date	2 March 2004

EXHIBIT A

JOINT PATENT RIGHTS

See attached documents (5 pages)

[***]

MPI’s Intitials: DAS
SBI’s Initials: RB

***Confidential Treatment Requested

EXHIBIT B

MPI PATENT RIGHTS

See attached document (1 page)

[***]

MPI’s Intitials: DAS
SBI’s Initials: RB

***Confidential Treatment Requested

EXHIBIT C

PRODUCT

The “Product” means any member of the class of substituted 4-H chromenes, analogs and derivatives set forth below:

[***]

MPI’s Intitials: DAS
SBI’s Initials: RB

***Confidential Treatment Requested

EXHIBIT D

SBI KNOW-HOW

[***]

MPI’s Intitials: DAS
SBI’s Initials: RB

***Confidential Treatment Requested

EXHIBIT E

SBI PATENT RIGHTS

NONE

[***]

MPI’s Intitials: DAS
SBI’s Initials: RB

***Confidential Treatment Requested